As filed with the Securities and Exchange Commission on June 8, 2012
 Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

Stillwater Mining Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-0480654
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1321 Discovery Drive Billings, Montana 59102
(Address, Including Zip Code, of Registrant's Principal Executive Offices)

Stillwater Mining Company 2012 Equity Incentive Plan
(Full Title of the Plan)

John R. Stark Executive VP and Chief Commercial Officer Stillwater Mining Company 1321 Discovery Drive Billings, Montana 59102 (406) 373-8700
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
David J. Goldschmidt Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer x	Accelerated filer
Non-accelerated filer	Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.01 per share
Stillwater Mining Company 2012 Equity Incentive Plan		$
Total	5,000,000 shares	$ 8.615(2)	$43,075,000	$4,936.40

(1) This registration statement shall also cover any additional shares of common stock which may become issuable under the plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(2) Computed in accordance with Rule 457(h) under the Securities Act of 1933 (the "Securities Act"); such computation is based on the average of the high and low prices for a share of the registrant's common stock on June 5, 2012, as reported on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information.*

Item 2.          Registrant Information and Employee Plan Annual Information.*

             * The documents containing the information specified in Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference

             The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a)
The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 23, 2012 (the "Form 10-K"), that contains audited consolidated financial statements of Stillwater Mining Company and its subsidiaries for the fiscal year ended December 31, 2011;

(b)	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on April 27, 2012;

(c)	The Company's Current Reports on Form 8-K, filed with the SEC on March 30, 2012, April 5, 2012, April 18, 2012, April 26, 2012, May 1, 2012 and June 6, 2012;

(d)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Company's Form 10-K referred to in (a) above (other than information contained in Current Reports on Form 8-K that is furnished, but not filed); and

(e)
The description of the Common Stock contained in the Registration Statement on Form 8-A dated February 2, 1994, filed with the SEC by the Company to register such securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

             In addition, any and all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

             Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.

Item 4.          Description of Securities

             Not applicable.

Item 5.          Interests of Named Experts and Counsel

             Not applicable.

Item 6.          Indemnification of Directors and Officers

As authorized by Section 145 of the Delaware General Corporation Law, each director and officer of a corporation may be indemnified by the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred regarding the defense or settlement of threatened, pending or completed legal proceedings. Each director or officer will have the right of indemnification if he or she:

•	is involved in the legal proceeding because he or she is or was a director or officer of the corporation;

•	acted in good faith and in a manner that he or she reasonably believed was in the best interests of the corporation; and

•	in a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

However, if the legal proceeding is by or in the right of the corporation, the director or officer may not be indemnified for claims, issues or matters as to which the director or officer is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless a court determines otherwise.

Article 6 of the Company's By-Laws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.  Set forth below are material provisions of article VI of our amended and restated by-laws that authorize the indemnification of directors and officers:

•
Section 6.1 states that if a director or officer is adjudged to be liable to us by a court of law there would be no right of indemnification unless the court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity.

•
Under section 6.2, authorization as to whether a director or officer should be indemnified is made (a) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, (b) by independent legal counsel in a written opinion if there are no directors who are not parties to the action, suit or proceeding, or (c) by the stockholders. However, if a director or officer has been successful on the merits or defense of the action, suit or proceeding, then that person will be indemnified without authorization.

•	According to section 6.4, directors or officers may apply to the Court of Chancery in the State of Delaware for indemnification.

•
Section 6.5 provides that the directors and officers have the right to be reimbursed for the expenses incurred in defending or participating in a legal proceeding in advance of the proceeding's final disposition.

•
Pursuant to section 6.6, we may purchase and maintain insurance on behalf of persons who are or were directors or officers whether or not we would have the power or the obligation to indemnify those persons.

The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Company or its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 7.          Exemption From Registration Claimed

         Not applicable.

Item 8.          Exhibits

The following exhibits are filed as part of this registration statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of Stillwater Mining Company (incorporated herein by reference to Exhibit 3.1 to the Form 10-Q for the quarterly period ended September 30, 2003, filed on October 27, 2003).

4.2	Amended and Restated By-laws of Stillwater Mining Company (incorporated herein by reference to Exhibit 3.2 to the Form 8-K filed on December 29, 2004).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of KPMG LLP

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23.3	Consent of Behre Dolbear & Company (USA), Inc.

99.1	Stillwater Mining Company 2012 Equity Incentive Plan (incorporated herein by reference to Exhibit A of the Proxy Statement on Form DEF 14A filed with the Commission on March 23, 2012).

Item 9.          Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2)          That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, Montana, on June 8, 2012.

Stillwater Mining Company

By:	/s/ John R. Stark
	Name:	John R. Stark
	Title:	Executive VP and Chief Commercial Officer

            Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John R. Stark	Executive VP and Chief Commercial Officer	June 8, 2012
John R. Stark

/s/ Francis R. McAllister	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 8, 2012
Francis R. McAllister

/s/ Gregory A. Wing	Vice President and Chief Financial Officer (Principal Financial Officer)	June 8, 2012
Gregory A. Wing

/s/ Craig L. Fuller	Director	June 8, 2012
Craig L. Fuller

/s/ Patrick M. James	Director	June 8, 2012
Patrick M. James

/s/ Steven S. Lucas	Director	June 8, 2012
Steven S. Lucas

/s/ Michael S. Parrett	Director	June 8, 2012
Michael S. Parrett

/s/ Sheryl K. Pressler	Director	June 8, 2012
Sheryl K. Pressler

/s/ Michael Schiavone	Director	June 8, 2012
Michael Schiavone

EXHIBIT INDEX

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of Stillwater Mining Company (incorporated herein by reference to Exhibit 3.1 to the Form 10-Q for the quarterly period ended September 30, 2003, filed on October 27, 2003).

4.2	Amended and Restated By-laws of Stillwater Mining Company (incorporated herein by reference to Exhibit 3.2 to the Form 8-K filed on December 29, 2004).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of KPMG LLP

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23.3	Consent of Behre Dolbear & Company (USA), Inc.

99.1	Stillwater Mining Company 2012 Equity Incentive Plan (incorporated herein by reference to Exhibit A of the Proxy Statement on Form DEF 14A filed with the Commission on March 23, 2012).